Exhibit 99.2

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President-Finance
Dover, Delaware, October 30, 2009	302-857-3292

DOVER MOTORSPORTS, INC. ANNOUNCES

CLOSING OF MEMPHIS MOTORSPORTS PARK

AND REALIGNMENT OF RACING DATES

Dover Motorsports, Inc. (NYSE: DVD) announced today that it was ceasing all operations at Memphis Motorsports Park and that it would not be promoting any events in Memphis in 2010.

As previously announced, the Memphis facility had been under an agreement of sale to Gulf Coast Entertainment but Gulf Coast was unable to secure financing.

“This was a difficult decision for us, but one that ultimately was dictated by economics,” said Denis McGlynn, President and CEO of Dover Motorsports. “We greatly appreciate the many years of dedication shown by our Memphis employees and their efforts to make Memphis such a great destination for the racing community – from racing fans and drivers to sponsors, team owners and sanctioning bodies. For all concerned, including the Memphis community, it is truly sad to see Memphis Motorsports Park taken off the racing schedule. NASCAR has approved the realignment of our NASCAR Camping World Truck Series and NASCAR Nationwide Series events from Memphis Motorsports Park to our Nashville and Gateway facilities.”

The realigned events and dates are as follows:

NASCAR Camping World Truck Series

Nashville Superspeedway

April 2, 2010

(together with NASCAR Nationwide Series event on April 3, 2010)

NASCAR Nationwide Series

Gateway International Raceway

October 23, 2010

An ASA race scheduled for next weekend at Memphis Motorsports Park will still be held at the track.

Ticket refunds for 2010 events will be mailed out to fans in the next few weeks.

The Company is expected to release its earnings for the third quarter on Monday, November 2 and will disclose additional financial details relative to the closure of its Memphis facility shortly.

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Dover Motorsports, Inc. (NYSE: DVD) is a leading promoter of motorsports events in the United States. DVD subsidiaries operate three tracks in three states, and present several hundred motorsports events each year. For 2009, 14 major, national events were held, including races sanctioned by NASCAR and NHRA. Dover Motorsports, Inc. owns and operates Dover International Speedway in Dover, Del., Gateway International Raceway near St. Louis, Mo., and Nashville Superspeedway near Nashville, Tenn. For further information log on to www.DoverMotorsports.com. This release may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the SEC filings of DVD for a discussion of such factors.